EXHIBIT 99.1
ADVANSOURCE BIOMATERIALS ANNOUNCES CHANGE IN AUDITORS

Wilmington, MA. April 1, 2009…AdvanSource Biomaterials Corporation (NYSE Amex: ASB), a leading developer of advanced polymer materials for a broad range of medical devices, today announced it has selected Vitale, Caturano & Company P.C. to serve as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2009.  Vitale, Caturano replaces the Company’s previous independent registered public accountants, Ernst & Young LLP.

“We have had a very positive relationship with Ernst & Young over the years and appreciate their support,” said Michael Adams, CEO and President of AdvanSource Biomaterials.  “However, we believe Vitale, Caturano offers our shareholders the best combination of quality services and cost-efficiency.  We look forward to working with their team.”

The change was recommended by the Company’s Audit Committee.  The Company and Ernst & Young did not have any disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreement, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Company’s consolidated financial statements.

About AdvanSource Biomaterials Corporation

AdvanSource Biomaterials Corporation manufactures advanced polymer materials which provide critical characteristics in the design and development of medical devices. The Company’s biomaterials are used in devices that are designed for treating a broad range of anatomical sites and disease states. AdvanSource’s business model leverages its proprietary materials science technology and manufacturing expertise in order to expand its product sales and royalty and license fee income. The Company is conducting a clinical trial for regulatory approval at two sites in Europe for its CardioPass™ synthetic coronary bypass graft.  More information about AdvanSource is available at its website: www.advbiomaterials.com

Forward-Looking Statements

AdvanSource believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause results to differ materially from the forward-looking statements.  For further information on such risks and uncertainties, you are encouraged to review AdvanSource’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and its Quarterly Reports for the periods ended June 30, 2008, September 30, 2008 and December 31, 2008.  AdvanSource assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For further information contact:

AdvanSource Biomaterials Corporation
David Volpe, Acting CFO
(978) 657-0075, ext. 103
dvolpe@advbiomaterials.com